Exhibit 10.47
Management Incentive Plan (MIP)
Fiscal Year 2007
The Management Incentive Plan (“MIP”) applies to designated Executive Officers of the Company and is designed to link a portion of a Participant’s cash compensation to demonstrated performance. A Participant has an opportunity to earn Incentive Awards based on Company Performance, Personal Performance and assigned Business Unit Performance during the fiscal year. This document is the sole document which governs the administration of MIP awards.
The MIP is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the authority to interpret and administer all provisions and to make any rules and regulations or take any action it deems necessary including amendments or revocation. All awards issued under the MIP are at the sole discretion of the Committee.
Incentive Awards made pursuant to the MIP are determined and distributed semi-annually following completion of the Company’s fiscal second and fourth quarters. Incentive Awards will generally be distributed to Participants within 60 calendar days following the end of each performance period.
Individual Incentive Awards under the MIP are determined based upon funding availability for the Award Pool (tied to Company Performance), the Participant’s Personal Performance against established performance goals and the performance of the Participant’s assigned Business Unit. In general, annual cumulative Incentive Awards under the MIP to any Participant will not exceed that Participant’s annual base salary received during the relevant Plan Year. Incentive Awards may be prorated to account for partial Plan Year participation.
The Award Pool relevant to each semi-annual performance period is determined based upon the extent to which Company goals have been achieved on both a performance period and fiscal year-to-date basis. In general, the Award Pool will be funded only to the extent that doing so will allow the Company to achieve its established net income goal.
All Incentive Awards under the MIP are in the form of cash payments, less applicable tax withholding, as determined by the Committee.
Company Performance is defined as the extent to which the Company attains established year-to-date goals tied to the achievement of financial targets including both revenue and net income targets as established by the Committee. Business Unit Performance is defined as the extent to which a Participant’s assigned business unit achieves targeted year-to-date results while adhering to budgeted resources.
Financial results associated with business acquisitions, divestitures, share repurchase activity, changes in the economy or markets served by the Company which substantially impact results attained during the Plan Year may be excluded from the results used to calculate Incentive Awards. The Committee will determine, in its sole discretion, whether such events have occurred and the extent to which, if at all, goals should be adjusted.
Participation in the MIP is limited to designated Executive Officers (other than the Chief Executive Officer) of the Company and any other senior leader the Committee specifically designates. Any designation as a Participant must be done in writing and must state an effective and termination date of participation.